Exhibit 99.2

BY FIRST CLASS MAIL

June 12, 2013

NOTICE OF FULL REDEMPTION of 5 1/2% Convertible Preferred Stock ($25.00 Liquidation Preference Per Share) (CUSIP No. 858586209)* of STEPAN COMPANY

     NOTICE IS HEREBY GIVEN, as of June 12, 2013, that Stepan Company, a Delaware corporation (the “Company”), has elected to redeem, on August 9, 2013 (the “Redemption Date”), 61,735 shares (100% of the total outstanding as of the date hereof) of its 5 1/2% Convertible Preferred Stock, without par value (the “Preferred Stock”), at a redemption price per share (the “Redemption Price”) equal to $25.00, plus accumulated and unpaid distributions up to but excluding the Redemption Date. The Redemption Price is payable in cash, without interest as soon as practicable after the Redemption Date.

     Payment of the Redemption Price for the Preferred Stock will be made after the Redemption Date upon presentation and surrender to Computershare Trust Company, N.A. (the “Redemption Agent”) of certificates representing shares of the Preferred Stock at the address set forth below.

     Notwithstanding the foregoing, any shares of the Preferred Stock held in global form shall be redeemed in accordance with the applicable procedures of the Depository Trust Company.

     On and after the Redemption Date, distributions will cease to accumulate on the shares of the Preferred Stock (unless the Company defaults in the payment of the Redemption Price). On and after the Redemption Date, the Preferred Stock will no longer be deemed outstanding, and all rights with respect thereto will cease and terminate, except the right of holders thereof to receive payment of the Redemption Price, without interest, upon presentation and surrender of certificates representing the shares of the Preferred Stock or by complying with the applicable procedures of the Depository Trust Company on or after the Redemption Date.

     Questions regarding redemption of the Preferred Stock or the procedures therefor may be referred to the Redemption Agent at the address and telephone number below:

Computershare Trust Company, N.A. Attention: Corporate Actions 250 Royall Street Canton, MA 02021

1-855-396-2084 (1-781-575-2765 outside the United States and Canada)

The method of delivery of the redeemed Preferred Stock to the Redemption Agent is at your option and risk, but, if mail is used, registered mail is suggested.

In lieu of redemption, at any time prior to 5:00 p.m. (EDT) on the Redemption Date, holders of the Preferred Stock may convert any or all of their shares of Preferred Stock into shares of the Company’s Common Stock, $1.00 par value (the “Common Stock”). The holders electing to convert their Preferred Stock will receive 2.2835 shares of Common Stock for each share of Preferred Stock, together with the cash payable with respect to fractional shares and accumulated and unpaid dividends up to the Redemption Date.

IMPORTANT TAX INFORMATION

UNDER U.S. FEDERAL TAX LAWS, PAYING AGENTS MAKING PAYMENT OF INTEREST ON CORPORATE

SECURITIES MAY BE OBLIGATED UNDER THE BACKUP WITHHOLDING RULES TO DEDUCT AND WITHHOLD A TAX OF 28% FROM SUCH REMITTANCES TO INDIVIDUALS WHO HAVE FAILED TO FURNISH THE PAYING AGENT WITH A VALID TAXPAYER IDENTIFICATION NUMBER. HOLDERS OF THE SHARES WHO WISH TO AVOID THE APPLICATION OF BACKUP WITHHOLDING SHOULD SUBMIT THEIR TAXPAYER IDENTIFICATION NUMBER USING FORM W-9 WHEN PRESENTING SHARES FOR PAYMENT.

* This CUSIP number has been assigned to this issue by Standard and Poor's Corporation and is included solely for the convenience of the holders. Neither the Company nor the Redemption Agent or any of their agents shall be responsible for the selection or use of this CUSIP number, nor is any representation made as to its correctness on the bonds or as indicated in any redemption notice.